Exhibit 1
May 8, 2006

FOR IMMEDIATE RELEASE

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice Regarding the Basic Plan for an Internal Control System Infrastructure
Nissin Co., Ltd. (the “Company”) hereby gives notice that a resolution was passed at a meeting of its Board of Directors held today for a basic plan for the establishment of an internal control system pursuant to the Corporation Law of Japan which went into force on May 1. Details are outlined below.
Basic Principles
Based on the principles of “innovation”, “familiarity” and “trust”, the Company’s management principles are to engage in honest business and sincere management based on “a spirit of respect for human dignity” and to contribute to the creation of a prosperous society through fair competition. To be able to provide total solutions in response to the diverse needs of our customers and to grow together with our various stakeholders including our customers under these management principles, it is essential for the Company to promptly identify issues which need to be addressed by the Company, including thorough compliance, and to take appropriate action in response to such issues through the establishment of an internal control system. Fully recognizing the importance of such a control system, the Board of Directors passed a resolution on the following matters as outlined below to establish and strengthen an internal control system and to implement measures for each of the provisions of the resolution as soon as possible. Furthermore, the Company will put in place an efficient, lawful corporate framework to promote improvement in this system through ongoing reviews.
Details of the Resolution
The Company has decided on the following matters with respect to a framework for ensuring that the execution of the duties of the directors conforms with laws and regulations and with the Company’s Articles of Incorporation and the necessary framework for ensuring appropriacy of other operations relating to the Company (hereinafter “internal control system”).
1. Framework for ensuring that the execution of duties by the directors and persons in the employ of the Company conform to laws and regulations and the Articles of Incorporation
To establish a framework for compliance, the Company will put in place a framework as follows:
(1)	As the division in charge of compliance, the Internal Control Department will prepare and review compliance-related regulations and manuals and ensure that they are fully understood by all directors and persons in the employ of the Company (including the executive officers; hereinafter, the same applies).

(2)	The Internal Audit Department will identify and prevent improper practices in the Company by auditing business processes, etc. of each department and will improve upon Company procedures for undertaking these matters.

(3)	The Company will establish a Compliance Committee (provisional name) consisting largely of external key persons of integrity who will deliberate on the prevention of the incidence of compliance risk and posteriori procedures when risk occurs. This committee will report to and advise the Board of Directors on measures, etc. relating to appropriacy and compliance. The Board of Directors will show the utmost respect for reports and advice put forward by the committee and shall endeavor to implement the necessary measures, etc.

(4)	The company will minimize compliance risk resulting from illegal acts, etc. through its internal notice system based on the Company’s internal regulations for managing the internal notice system and will promote further efficiency in the implementation of this system through appropriate review of the system’s regulations, etc.

(5)	In cooperation with the Internal Control Department, the Education & Training Department will undertake periodic training to ensure that compliance is fully understood and practiced by all directors and persons in the employ of the Company.

(6)	As an indirect function to further reinforce the legality of the execution of the directors’ duties, the Company will examine the introduction of a system for external directors as a means of gaining the trust of the shareholders.

2. Framework for the storage and management of information relating to the directors’ execution of duties
(1)	With respect to the handling of information and documents relating to the execution of the directors’ duties, in addition to information and documents the Company is required by law to prepare and store, the Company will appropriately store and manage information and documents relating to important Company decisions and the execution of important company matters in accordance with the Company’s regulations for document management, bylaws for document management, and regulations for security control.

(2)	The directors and auditors will ensure that information in these documents can be accessed at all times in accordance with the Company’s bylaws for document management and the Statutory Auditors’ Auditing Standards.

(3)	The Company shall appropriately revise these regulations and adjust them accordingly with other relevant regulations, etc. as necessary.
3. Regulations and other frameworks relating to management of loss risk
(1)	As the division for risk management control, the Internal Control Department, in cooperation with relevant departments, will manage risk inclusively and comprehensively for the entire Company group.

(2)	The Board of Directors and Executive Officers Committee (provisional name) will receive reports on serious risk information from the Internal Control Department and will respond to such risk and implement other necessary measures. The Internal Control Department will inform the Compliance Committee (provisional name) about serious risk and the committee, from its standpoint as an independent organization comprised of key external individuals of integrity, will appropriately submit reports and recommendations regarding measures, etc. concerning risk management to the Board of Directors.

(3)	The Company will classify the areas of risk management and, in addition to establishing regulations, etc. and a management framework for each type of risk, will create a framework for the rapid, appropriate communication of information and handling of risk in the event of its occurrence. Furthermore, the classification of risk shall be reviewed appropriately.

(4)	With respect to a framework for the disclosure of risk and other factual information, the Company will put in place a framework in accordance with the Company’s regulations for controlling the disclosure of information.

(5)	The Education & Training Department, in cooperation with the Internal Control Department, will promote an awareness of risk management among individuals in the Company by conducting training for all directors and persons in the employ of the Company
(6)	The Company will establish internal regulations including basic regulations for risk management, etc. for handling serious loss risk when it eventuates. In accordance with these regulations, the President/CEO and Representative Director will establish under the direct jurisdiction of his office a department for taking measures in response to such risk.
4. Framework for ensuring efficient execution of directors’ duties
In view of strategic management decisions by the Board of Directors, the Company will establish a framework to enable the efficient execution of duties, and will clarify responsibilities and authority in management, supervision, and the execution of business operations.
(1)	In accordance with the executive officer system, the Company will undertake efficient and rapid decision-making by clarifying the roles and scope of responsibility in business operations to be assumed by each executive officer and by establishing an Executive Officer Committee (provisional name) as the body responsible for efficient decision-making and execution of business operations.

(2)	The Board of Directors will oversee the execution of business operations by making decisions on important matters concerning management’s execution policies, matters established by law, and other important management-related matters.

(3)	The Board of Directors will draw up a business plan based on management policy which takes into consideration trends in the business environment, and each department will draft a specific action plan for achieving the business plan.

(4)	The Company shall promote the efficient execution of business operations by clarifying the authority and responsibilities of each executive in the execution of everyday duties in accordance with internal regulations for duties and authority and regulations for the allocation of work.

5. Framework for ensuring appropriate execution of operations across the Group
To ensure that operations are conducted appropriately across the Group, the Company shall put in place the following frameworks:
(1)	The Group will make efforts to ensure the appropriacy of operations in the Group by formulating and revising, as needed, shared Group management principles and action guidelines, and by ensuring that such shared management principles and action guidelines are fully understood throughout the Group.

(2)	In cooperation with the Internal Control Department, the Inter-Company Department will work to ensure the smooth execution of Group operations and put in place a Group management framework in line with various Company regulations relating to the Group management including regulations for the management of affiliated companies.

(3)	The Internal Audit Department will promote the appropriacy of business operations through regular audits of Group companies (including business operations, internal controls etc).

(4)	The Company will promote the sharing of Group information and unity in Group management policies by holding regular group information meetings.

(5)	The Company will promote thorough compliance by ensuring that all employees are fully aware of the existence of an internal notice system currently being established as a group-wide system and through efforts to implement this system effectively.
6. Matters relating to employees engaged to assist statutory auditors when there is a request by the statutory auditors for assistance in their duties
In addition to assigning specialist staff to assist statutory auditors in their duties when requested by the statutory auditors, relevant departments centering on the Internal Audit Department will provide support as needed.
7. Matters relating to the independence of employees assisting statutory auditors
(1)	When specialist staff is assigned to assist the auditors in their duties, the approval of the Board of Statutory Auditors is required for the transfer, assessment or disciplinary action of such specialist staff.

(2)	When specialist staff is assigned to assist the auditors in their duties, such staff shall not be subject to directives and orders of directors. In addition, staff of the Internal Audit Department and other related departments who receive orders required for auditing purposes from a statutory auditor shall not be subject to the directives and orders of the director or the Manager of the Internal Audit Department
8. Framework for directors’ and employees reports to statutory auditors and other frameworks for reporting to statutory auditors
(1)	All directors and employees shall provide necessary reports and information as required by statutory auditors in line with the Board of Statutory Auditors’ internal regulations and the Corporate Auditor’s Auditing Standards.

(2)	Of the reports and information to be provided as specified above, the following are the main items:
•	Relevant facts in cases of violation of laws, and relevant facts when cases that could cause the Company to suffer significant damage are discovered

•	Progress in the creation of the internal control system and the status of its operation

•	Status of the operations and the activities of the statutory auditors and Internal Audit Department of each Group company

•	Operational status of the internal notice system and content of notices

•	Details of results and results forecasts and important matters for disclosure relating to financial reports

•	Changes in the Company and Group’s important accounting policies and accounting standards, and their impact

•	Other significant compliance-related matters
(3)	The statutory auditors may, as needed, request the Internal Audit Department to provide reports on the status of the internal control system and audits.
9. Other framework for ensuring efficient audits by auditors
The following measures shall be taken to ensure efficient auditing by statutory auditors.
(1)	In accordance with the Board of Statutory Auditors’ Regulations and the Statutory Auditors’ Auditing Standards, the Company shall ensure that the statutory auditors attend meetings of the Board of Directors and other important meetings, etc., and that the statutory auditors have access to important information about the Company.

(2)	When the statutory auditors judge it necessary for the execution of their duties, the Company shall guarantee that independent specialist external lawyers or accountants or other specialists may be hired by the Board of Statutory Auditors.

(3)	To implement efficient audits, the Board of Statutory Auditors will as appropriate engage in consultation or the exchange of opinions with auditors and the Internal Audit Department, etc., and will formulate an audit plan.

(4)	All members of the Board of Statutory Auditors and all corporate auditors represented on the Board of Statutory Auditors shall hold regular meetings with the representative directors to confirm the business execution policies of the representative directors and shall exchange opinions on issues which need to be addressed by the Company, risks faced by the Company, the establishment of an auditing environment for the auditors, and important issues, etc. concerning auditing.